Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2026 SECOND QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 23, 2026) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke, announced its second quarter 2026 results. Also, on July 23, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on August 14, 2026, to shareholders of record on August 3, 2026. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	June 30,		March 31,	June 30,
	2026		2026	2025
	(Dollars in thousands, except per share data)
		As adjusted (1)
Consolidated net income	$4,981	$2,227	$3,740	$5,270

Consolidated noninterest income	$8,590	$5,104	$4,928	$4,917

Earnings per share - basic and diluted	$0.92	$0.41	$0.69	$0.98

Annualized return on average equity	10.35%	4.63%	7.98%	11.93%

Annualized return on average assets	1.08%	0.48%	0.81%	1.09%

Net interest margin(2)	3.86%	3.86%	3.63%	3.42%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the gain on sale of other assets during the quarter ended June 30, 2026. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

Additional key highlights for the second quarter of 2026 are as follows:

•
Net loans increased by $39.5 million or 2.74%.
•
Net interest margin increased from 3.63% for the quarter ended March 31, 2026 to 3.86% for the quarter ended June 30, 2026. Net interest spread increased from 2.80% for the quarter ended March 31, 2026 to 3.01% for the quarter ended June 30, 2026.

Brandon Lorey, President and CEO, stated, "Our second quarter results reflect continued progress in the core operating performance of the franchise. Meaningful loan growth, improved net interest income, and a net interest margin of 3.86% demonstrate the benefits of the strategic balance sheet actions taken over the last two years and the disciplined execution of our team. While earnings for the quarter were impacted by a higher provision for credit losses, the underlying performance of the organization remained solid, and we continue to believe our strong capital, liquidity, and balance sheet position us well to support our customers, communities, and shareholders."

Summary

Total net income for the quarters ended June 30, 2026 and March 31, 2026 was $5.0 million and $3.7 million, respectively. Net income was $5.3 million for the quarter ended June 30, 2025. During the second quarter of 2026, the Company sold its membership interest in Bearing Insurance Group, LLC (Bearing) to an unaffiliated third party. A pre-tax gain on the sale in the amount of $3.5 million was recognized in the gain on sale of other assets in the consolidated statements of operations during the second quarter of 2026. Excluding the tax effected impact of the gain, adjusted net income for the quarter ended June 30, 2026, was $2.2 million. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

For the quarter ending June 30, 2026, adjusted net income decreased $1.5 million or 40.5% from the quarter ended March 31, 2026 and decreased $3.0 million or 57.7% from the quarter ended June 30, 2025. The declines in both periods were primarily driven by a higher provision for credit losses during the quarter ended June 30, 2026. Additional details regarding these changes are provided below.

Interest Income

Total loan interest income was $21.7 million and $20.7 million for the quarters ended June 30, 2026 and March 31, 2026, respectively. Total loan interest income was $20.4 million for the quarter ended June 30, 2025. Total loan interest income increased $1.0 million or 5.0% from the quarter ended March 31, 2026 to the quarter ended June 30, 2026. Average loans increased by $43.9 million or 3.0% from the quarter ended March 31, 2026 to the quarter ended June 30, 2026. Average loans increased $55.4 million or 3.8% between the quarter ended June 30, 2026 and June 30, 2025. The tax equivalent yield on average loans for the quarter ended June 30, 2026 was 5.82%, an increase of five basis points from the 5.77% average yield for the quarter ended March 31, 2026. The tax equivalent yield on average loans increased 15 basis points from the 5.67% average yield for the quarter ended June 30, 2025. Overall, the increase in loan interest income was mainly due to loan growth.

Interest and dividend income from the investment portfolio was $1.3 million for the quarters ended June 30, 2026 and March 31, 2026. Interest and dividend income from the investment portfolio was also $1.3 million for the quarter ended June 30, 2025. The tax equivalent yield on average investments for the quarter ended June 30, 2026 was 4.34%, with no change from the quarter ended March 31, 2026 and down three basis points from 4.37% for the quarter ended June 30, 2025. The slight decrease in yield compared with the quarter ended June 30, 2025 reflects normal portfolio activity, including modest securities paydowns and purchases, and was not indicative of a significant change in investment portfolio performance.

Interest Expense

Total interest expense was $7.4 million and $7.9 million for the three months ended June 30, 2026 and March 31, 2026, respectively, and $9.1 million for three months ended June 30, 2025. The decrease in interest expense between the quarter ended March 31, 2026 and the quarter ended June 30, 2026 was mainly due to lower interest expense on Federal Home Loan Bank of Atlanta ("FHLB") advances. The average balance of FHLB advances decreased $28.4 million from the quarter ended March 31, 2026 to the quarter ended June 30, 2026. All FHLB advances were paid off in March. The decrease in interest expense between the quarter ended June 30, 2025 and the quarter ended June 30, 2026 was largely due to a $1.2 million decrease in interest expense on deposits. The average balance of interest-bearing deposits decreased by $46.3 million during the period, while the average yield paid on these deposits declined by 31 basis points. The decrease was primarily driven by a reduction in higher-cost time deposits. The decrease was also attributable to lower interest expense on FHLB advances by $499 thousand for the same comparative periods. The average balance of FHLB advances decreased $40.8 million from the quarter ended June 30, 2025 to the same period in 2026.

Net Interest Income

Net interest income for the quarter ended June 30, 2026 was $16.9 million reflecting an increase of $1.1 million or 6.7% from the quarter ended March 31, 2026 and an increase of $1.3 million or 8.1% from the quarter ended June 30, 2025. Net interest income was $15.9 million and $15.7 million, respectively, for the quarters ended March 31, 2026 and June 30, 2025.

The net interest margin was 3.86% for the quarter ended June 30, 2026. For the quarters ended March 31, 2026 and June 30, 2025, the net interest margin was 3.63% and 3.42%, respectively. The increase in the net interest margin from March 31, 2026 and June 30, 2025 can primarily be attributed to two main factors. FHLB advances paid off in the first quarter of 2026 and there was no FHLB interest expense in the second quarter of 2026. In addition, the run off of higher interest bearing non core deposits during the periods had a positive impact to the net interest margin. The net interest spread increased to 3.01% for the quarter ended June 30, 2026 from 2.80% for the quarter ended March 31, 2026 and from 2.51% from the quarter ended June 30, 2025.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Noninterest Income and Expense

Total noninterest income was $8.6 million and $4.9 million for the quarters ended June 30, 2026 and March 31, 2026 respectively. Total noninterest income was $4.9 million for the quarter ended June 30, 2025.

	For The Three Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	$ Change	% Change	6/30/2025	$ Change	% Change
Noninterest Income
Wealth management fees	$2,197	$1,782	$415	23.3%	$1,650	$547	33.2%
Service charges on deposit accounts	563	556	7	1.3%	517	46	8.9%
Other service charges and fees	1,028	921	107	11.6%	1,060	(32)	-3.0%
(Loss) on the sale and disposal of bank premises and equipment	(4)	—	(4)	NA	—	(4)	NA
Gain on sale of loans held for sale	646	1,012	(366)	-36.2%	1,104	(458)	-41.5%
Gain on sale of other assets	3,486	—	3,486	NA	—	3,486	NA
Small business investment company income	110	266	(156)	-58.6%	133	(23)	-17.3%
Bank owned life insurance income	289	284	5	1.8%	278	11	4.0%
Other operating income	275	107	168	157.0%	175	100	57.1%
Total noninterest income	$8,590	$4,928	$3,662	74.3%	$4,917	$3,673	74.7%

Total noninterest income increased in the second quarter of 2026 compared to the first quarter of 2026, primarily due to a gain on the sale of other assets. During the quarter, the Company sold its membership interest in Bearing to an unaffiliated third party and recognized a pre-tax gain of $3.5 million, which was recorded in gain on sale of other assets.

Noninterest income, as adjusted to exclude the one-time effect of the gain on the sale, was $5.1 million for the quarter ended June 30, 2026. This adjusted amount is a non-GAAP financial measure. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

Compared to both the first quarter of 2026 and the second quarter of 2025, adjusted noninterest income increased primarily due to higher wealth management fee income. Assets under management increased from $544 million at June 30, 2025 to $599 million at June 30, 2026. The second quarter of 2026 benefited from elevated transaction-based revenues related to estates and other client services. The increase was partially offset by lower sales volume of loans held for sale, primarily within the Small Business Administration ("SBA") portfolio.

Noninterest expense increased $1.3 million, or 9.3%, to $15.5 million for the quarter ended June 30, 2026 from $14.2 million for the quarter ended March 31, 2026 and increased $2.1 million or 15.9% compared to the quarter ended June 30, 2026.

	For The Three Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	$ Change	% Change	6/30/2025	$ Change	% Change
Noninterest Expenses
Salaries and employee benefits	$9,212	$8,229	$983	11.9%	$7,845	$1,367	17.4%
Occupancy expenses	613	666	(53)	-8.0%	598	15	2.5%
Equipment expenses	451	462	(11)	-2.4%	401	50	12.5%
Advertising and marketing expenses	295	191	104	54.5%	152	143	94.1%
Stationery and supplies	30	46	(16)	-34.8%	35	(5)	-14.3%
ATM network fees	326	327	(1)	-0.3%	332	(6)	-1.8%
Other real estate owned (gain), net	—	(5)	5	NA	—	—	NA
Loss of sale of repossessed assets	—	39	(39)	-100.0%	—	—	NA
FDIC assessment	169	227	(58)	-25.6%	254	(85)	-33.5%
Computer software expense	422	354	68	19.2%	325	97	29.8%
Bank franchise tax	530	481	49	10.2%	381	149	39.1%
Professional fees	551	604	(53)	-8.8%	641	(90)	-14.0%
Data processing fees	591	486	105	21.6%	633	(42)	-6.6%
Other operating expenses	2,341	2,105	236	11.2%	1,802	539	29.9%
Total noninterest expenses	$15,531	$14,212	$1,319	9.3%	$13,399	$2,132	15.9%

Total noninterest expense increased in the second quarter of 2026 compared to the first quarter of 2026, primarily due to higher salaries and benefits expense. The increase was largely attributable to higher incentive compensation accruals as performance metrics reached payout levels during the quarter, as well as increased loan production incentive accruals associated with loan growth. In addition, annual merit increases and compensation adjustments, which were implemented at the end of the first quarter and became effective in the second quarter, contributed to the increase.

Total noninterest expense increased in the second quarter of 2026 compared to the second quarter of 2025, primarily due to higher salaries and employee benefits expense and increased other operating expenses. In addition to the higher incentive compensation accruals discussed above, salaries and employee benefits expense increased as a result of growth in the Company's workforce, with full-time equivalent ("FTE") employees increasing from 245 to 259 during the period. Other operating expenses increased largely due to higher contributions toward charitable activities, primarily driven by the Bank’s matching of donations from a very successful "Give with BOC" campaign as well as elevated loan collection costs associated with a single multifamily relationship included in the nonaccrual loan balance discussed below.

Asset Quality and Provision for Credit Losses

	As of
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Nonaccrual loans	$16,146	$14,711	$16,735
Loans past due 90 days or more and accruing interest	20	13	593
Other real estate owned and repossessed assets	302	—	186
Total nonperforming assets	$16,468	$14,724	$17,514

Allowance for credit losses on loans	$18,306	$17,326	$15,979

Allowance for credit losses on loans to total gross loans	1.22%	1.19%	1.11%

Non-performing assets to total assets	0.89%	0.80%	0.86%

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased by $1.7 million between March 31, 2026 and June 30, 2026. This increase was due to the addition of one $3.6 million multifamily loan to nonaccrual status which was partially offset by the $1.6 million partial write-down to an already existing multi-family relationship. Based on a recent valuation, the Bank has specifically allocated $525 thousand to this new nonaccrual loan. Nonperforming assets decreased slightly as of June 30, 2026 in comparison to June 30, 2025 mainly due to one large loan being paid off during the period. The collateral for this loan (multifamily real estate) was offered for sale on July 8, 2025, for $5.7 million with the Bank agreeing to a short sale of $4.8 million. This decrease was partially offset by four relationships in excess of $1 million being placed in nonaccrual status during the same period.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $3.1 million, $2.1 million and $1.5 million as of June 30, 2026, March 31, 2026 and June 30, 2025, respectively. The increase in the specific reserve as of June 30, 2026 was due to the $525 thousand specific allocation for the recently added nonaccrual multifamily loan discussed above as well as an increase in an existing nonaccrual loan allocation as collateral was liquidated.

Net charge-offs totaled $2.2 million for the quarter ended June 30, 2026, compared to net recoveries of $34 thousand for the linked quarter and net charge-offs of $159 thousand for the second quarter of 2025. The majority of second quarter 2026 charge-offs related to a $1.6 million partial write-down of a single multifamily relationship to the fair value of the underlying collateral, net of estimated selling costs. The remaining charge-offs were attributable to five smaller relationships. The charge-offs reflect the Company's continued efforts to proactively identify and address credit deterioration while maintaining appropriate collateral-based valuations within the loan portfolio.

The allowance for credit losses as a percentage of total loans was 1.22% at June 30, 2026, compared to 1.19% at March 31, 2026 and 1.11% at June 30, 2025. The increase from the linked quarter primarily reflected changes in historical loss factors, most notably within the marine and non-owner-occupied commercial real estate portfolios, as well as higher qualitative factor adjustments in certain portfolios, including commercial and industrial and construction and farmland loans, associated with loan growth and credit quality trends. There were also increased specific reserves during this period. Compared to June 30, 2025, the increase in the allowance ratio was driven primarily by higher specific reserves resulting from updated collateral valuations. The Company's allowance level continues to reflect management's assessment of the credit risk inherent in the loan portfolio and its commitment to maintaining appropriate reserve coverage.

The provision for credit losses on loans reflects management’s ongoing assessment of the adequacy of the allowance for credit losses and the credit risk inherent in the loan portfolio. The Company recorded a provision for credit losses on loans of $3.2 million for the quarter ended June 30, 2026, compared to $2.0 million for the quarter ended March 31, 2026 and $856 thousand for the quarter ended June 30, 2025. The increase in provision compared to both periods was primarily driven by changes in certain historical loss factors, increases in qualitative factor adjustments, and higher specific reserves, as discussed above. Continued loan growth also contributed to the higher provision levels. The provision reflects management’s disciplined approach to reserve methodology and its commitment to maintaining a strong allowance for credit losses that appropriately reflects portfolio growth, current economic conditions, and identified credit risks.

Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets were $1.85 billion at June 30, 2026, an increase of $9.0 million, or 0.5%, from $1.84 billion at March 31, 2026. Compared to June 30, 2025, total consolidated assets were down from $2.04 billion. The linked-quarter increase was driven primarily by growth in the loan portfolio, reflecting continued customer demand, and was partially offset by a reduction in cash and cash equivalents as excess liquidity was deployed to support loan growth. The year-over-year decrease in total assets was primarily attributable to the runoff of non-core deposits, which resulted in a corresponding decline in cash and cash equivalents. Despite the reduction in total assets from the prior-year period, the Company continued to maintain a strong balance sheet while strategically deploying capital into higher-yielding earning assets.

Total net loans increased $39.5 million, or 2.7%, to $1.48 billion at June 30, 2026 from $1.44 billion at March 31, 2026, driven by growth across several key lending categories, including construction, commercial real estate, and commercial and industrial loans. Compared to June 30, 2025, total net loans increased $58.4 million, or 4.1%, from $1.42 billion, reflecting continued success in generating new lending opportunities and serving the credit needs of the Company's markets. Year-over-year growth was concentrated in the same core lending segments that contributed to the linked-quarter increase, demonstrating the strength and consistency of the Company's loan production efforts.

Total deposits were $1.60 billion at June 30, 2026, an increase of $3.7 million, or 0.2%, from March 31, 2026. Total deposits were $1.77 billion at June 30, 2025. The modest linked-quarter increase reflects the continued stability of the Company's deposit base. The year-over-year decrease was primarily attributable to the temporary nature of unusually large noninterest-bearing deposit balances received during the second quarter of 2025. Specifically, noninterest-bearing deposits increased by approximately $151.7 million during that period, largely due to business sale proceeds from two customers. As anticipated, the majority of these funds had exited the Bank by the end of 2025. Excluding the impact of these temporary balances, the Company's deposit base has remained relatively stable and continues to provide a solid source of funding for loan growth and other balance sheet initiatives.

Core deposit change for the quarter and twelve months ended June 30, 2026 was an increase of $102 thousand and a decrease of $13.7 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation ("FDIC") insurance coverage limit of $250,000. As of June 30, 2026, the Company’s uninsured deposits were approximately $217.3 million or 13.6% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $345.3 million and borrowing availability was $618.6 million as of June 30, 2026, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $746.6 million. Liquid assets decreased by $83.9 million during the second quarter of 2026 due mainly to loan growth. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the FHLB as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $29.6 million at June 30, 2026 from $69.7 million at June 30, 2025. The decrease was primarily due to the paydown of outstanding FHLB advances. Borrowings remained stable from March 31, 2026 to June 30, 2026.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On July 23, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on August 14 2026, to shareholders of record on August 3, 2026. The Board of Directors of the Company regularly reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $14.3 million to $193.9 million at June 30, 2026 compared to June 30, 2025 and increased $3.6 million compared to March 31, 2026. The increases are primarily due to increased retained earnings from net income.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale increased to $6.1 million at June 30, 2026 compared to $6.0 million at March 31, 2026 and decreased from $7.3 million at June 30, 2025.

As of June 30, 2026, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2026, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at June 30, 2026.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring transactions on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Second Quarter 2026 Earnings Release Conference Call and Webcast

Eagle Financial Services’ Chief Executive Officer, Brandon Lorey, and Chief Financial Officer, Kate Chappell, will hold a listen-only conference call and webcast to discuss second quarter results on Friday, July 24, 2026, at 10 a.m. eastern time. Those wishing to listen to the conference call should call the applicable number below and reference the Conference ID below.

USA / International – (Toll) - +1.646.968.2525

USA – (Toll-Free) +1.888.596.4144

Canada – (Toronto) +1.647.495.7514

Canada – (Toll-Free) +1.888.596.4144

Conference ID – 4519726 and press #

A replay of the call and webcast will be accessible at investors.bankofclarke.bank. Webcast URL: https://events.q4inc.com/attendee/682653491

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statement, except as required by law.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; the Company's ability to successfully resolve non-performing assets; demand for loan products; liquidity and deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	2Q26	1Q26	4Q25	3Q25	2Q25
Net income	$4,981	$3,740	$4,334	$5,584	$5,270
Earnings per share, basic	$0.92	$0.69	$0.81	$1.04	$0.98
Earnings per share, diluted	$0.92	$0.69	$0.81	$1.04	$0.98
Return on average total assets (annualized)	1.08%	0.81%	0.91%	1.10%	1.09%
Return on average total equity (annualized)	10.35%	7.98%	9.18%	12.20%	11.93%
Dividend payout ratio	33.70%	44.93%	38.27%	29.81%	31.63%
Fee revenue as a percent of total revenue (1)	14.82%	15.64%	17.86%	15.81%	15.65%
Net interest margin (annualized) (2)	3.86%	3.63%	3.61%	3.58%	3.42%
Yield on average earning assets (annualized)	5.54%	5.44%	5.45%	5.39%	5.41%
Rate on average interest-bearing liabilities (annualized)	2.53%	2.64%	2.71%	2.82%	2.90%
Net interest spread	3.01%	2.80%	2.74%	2.57%	2.51%
Tax equivalent adjustment to net interest income	$18	$20	$26	$25	$26
Non-interest income to average assets	1.86%	1.07%	1.12%	1.02%	1.02%
Non-interest expense to average assets	3.37%	3.09%	3.24%	2.83%	2.78%
Efficiency ratio(3)	70.29%	67.97%	70.39%	64.06%	64.91%

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, loss on sale of other bank premises and equipment and gain on sale of other assets. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of Efficiency Ratio" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	2Q26	1Q26	4Q25	3Q25	2Q25
BALANCE SHEET RATIOS
Loans to deposits	93.60%	91.28%	91.65%	88.21%	81.44%
Average interest-earning assets to average-interest bearing liabilities	150.25%	146.04%	147.54%	155.33%	146.08%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.31	$0.31
Book value	35.83	35.16	35.14	34.52	33.41
Tangible book value	35.83	35.16	35.14	34.52	33.41
SHARE PRICE DATA
Closing price	$41.46	$34.98	$39.80	$37.83	$30.62
Diluted earnings multiple(1)	11.27	12.67	12.28	9.09	7.81
Book value multiple(2)	1.16	0.99	1.13	1.10	0.92
COMMON STOCK DATA
Outstanding shares at end of period	5,411,615	5,412,376	5,374,205	5,376,346	5,376,346
Weighted average shares outstanding	5,412,016	5,412,021	5,376,088	5,376,346	5,378,214
Weighted average shares outstanding, diluted	5,412,016	5,412,021	5,376,088	5,376,346	5,378,214
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.15%	(0.00)%	0.02%	0.16%	0.01%
Total non-performing loans to total loans (3)	1.08%	1.01%	0.98%	0.91%	1.20%
Total non-performing assets to total assets (4)	0.89%	0.80%	0.77%	0.74%	0.86%
Non-accrual loans to:
Total loans	1.08%	1.01%	0.98%	0.90%	1.16%
Total assets	0.87%	0.80%	0.76%	0.68%	0.82%
Allowance for credit losses to:
Total loans	1.22%	1.19%	1.04%	1.01%	1.11%
Non-performing assets (4)	111.16%	117.67%	104.98%	103.81%	91.24%
Non-accrual loans	113.38%	117.78%	106.40%	112.48%	95.48%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$20	$13	$60	$91	$593
Non-accrual loans	16,146	14,711	14,398	13,167	16,735
Other real estate owned and repossessed assets	302	—	135	1,009	186
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$2,269	$155	$318	$2,417	$335
(Recoveries)	(42)	(189)	(81)	(117)	(176)
Net charge-offs (recoveries)	2,227	(34)	237	2,300	159
PROVISION FOR CREDIT LOSSES ON LOANS	$3,207	$1,972	$747	$1,131	$856
ALLOWANCE FOR CREDIT LOSSES ON LOANS	$18,306	$17,326	$15,320	$14,810	$15,979

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period-end closing market price per share by annualized diluted earnings per share for the quarter. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3) Non-performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

(4) Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing interest, repossessed assets and other real estate owned (OREO) acquired through foreclosure.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	As of:
(Dollars in thousands)	Unaudited 06/30/2026	Unaudited 03/31/2026	* 12/31/2025	Unaudited 09/30/2025	Unaudited 06/30/2025
Assets
Cash and due from banks	$18,281	$14,500	$13,942	$15,558	$17,401
Interest-bearing deposits with other institutions	71,169	94,974	103,984	189,119	260,568
Federal funds sold	54,542	80,293	99,268	63,452	118,033
Securities available for sale, at fair value	114,341	117,245	123,329	125,165	124,693
Loans held for sale	5,974	5,214	4,786	3,479	3,302
Loans, net of allowance for credit losses	1,481,045	1,441,533	1,457,757	1,445,118	1,422,653
Bank premises and equipment, net	14,974	14,911	14,906	14,878	14,693
Bank owned life insurance	32,293	32,004	31,720	31,440	31,172
Other assets	54,746	37,686	38,934	44,264	42,565
Total assets	$1,847,365	$1,838,360	$1,888,626	$1,932,473	$2,035,080
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$463,086	$455,107	$432,171	$521,149	$574,596
Savings and interest bearing demand deposits	720,714	728,322	728,545	687,530	728,370
Time deposits	418,135	414,790	446,644	446,369	463,558
Total deposits	$1,601,935	$1,598,219	$1,607,360	$1,655,048	$1,766,524
Federal funds purchased	11	—	—	101	172
Federal Home Loan Bank advances, long-term	—	—	40,000	40,000	40,000
Subordinated debt, net	29,613	29,596	29,579	29,562	29,545
Other liabilities	21,901	20,219	22,848	22,181	19,191
Total liabilities	$1,653,460	$1,648,034	$1,699,787	$1,746,892	$1,855,432

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,311	13,311	13,264	13,260	13,260
Surplus	65,189	64,802	64,720	64,458	64,154
Retained earnings	121,481	118,178	116,115	113,448	109,530
Accumulated other comprehensive (loss)	(6,076)	(5,965)	(5,260)	(5,585)	(7,296)
Total shareholders' equity	$193,905	$190,326	$188,839	$185,581	$179,648
Total liabilities and shareholders' equity	$1,847,365	$1,838,360	$1,888,626	$1,932,473	$2,035,080

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

	As of:
(Dollars in thousands)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Mortgage real estate loans:
Construction & Secured by Farmland	$95,454	$82,594	$82,336	$84,467	$76,060
HELOCs	59,973	58,784	58,640	54,549	52,032
Residential First Lien - Investment	107,456	107,084	107,308	103,942	106,493
Residential First Lien - Owner Occupied	177,739	176,378	178,806	178,725	177,000
Residential Junior Liens	10,117	10,775	10,724	10,497	10,865
Commercial - Owner Occupied	329,817	313,161	298,853	290,931	288,821
Commercial - Non-Owner Occupied & Multifamily	397,617	389,878	398,926	398,076	372,833
Commercial and industrial loans:
BHG loans	1,713	2,118	2,344	2,637	2,928
SBA PPP loans	—	—	4	10	16
Other commercial and industrial loans	116,346	99,170	110,876	100,777	103,571
Marine loans	159,246	170,217	175,639	185,938	196,434
Triad Loans	20,291	20,789	21,324	21,856	22,111
Consumer loans	7,761	9,707	7,418	7,566	7,628
Overdrafts	463	343	318	297	240
Other loans	11,540	12,572	13,946	13,895	15,372
Total loans	$1,495,533	$1,453,570	$1,467,462	$1,454,163	$1,432,404
Net deferred loan costs and premiums	3,818	5,289	5,615	5,765	6,228
Allowance for credit losses on loans	(18,306)	(17,326)	(15,320)	(14,810)	(15,979)
Net loans	$1,481,045	$1,441,533	$1,457,757	$1,445,118	$1,422,653

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For The Three Months Ended
(Dollars in thousands, except per share data)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Interest and Dividend Income
Interest and fees on loans	$21,744	$20,713	$21,268	$20,722	$20,409
Interest on federal funds sold	176	109	54	55	87
Interest and dividends on securities available for sale:
Taxable interest income	1,188	1,230	1,274	1,293	1,142
Dividends	67	76	61	60	117
Interest on deposits in banks	1,200	1,698	2,098	3,803	3,060
Total interest and dividend income	$24,375	$23,826	$24,755	$25,933	$24,815
Interest Expense
Interest on deposits	$7,050	$7,225	$7,526	$7,886	$8,263
Interest on Federal Home Loan Bank advances	—	344	494	494	499
Interest on subordinated debt	355	354	354	354	355
Total interest expense	$7,405	$7,923	$8,374	$8,734	$9,117
Net interest income	$16,970	$15,903	$16,381	$17,199	$15,698
Provision For Credit Losses	3,503	1,961	688	1,112	668
Net interest income after provision for credit losses	$13,467	$13,942	$15,693	$16,087	$15,030
Noninterest Income
Wealth management fees	$2,197	$1,782	$2,299	$1,827	$1,650
Service charges on deposit accounts	563	556	574	558	517
Other service charges and fees	1,028	921	1,009	1,151	1,060
(Loss) on the sale and disposal of bank premises and equipment	(4)	—	(1)	(2)	—
Gain on sale of loans held for sale	646	1,012	830	1,012	1,104
Gain on sale of other assets	3,486	—	—	—	—
Small business investment company income	110	266	40	58	133
Bank owned life insurance income	289	284	280	268	278
Other operating income	275	107	324	293	175
Total noninterest income	$8,590	$4,928	$5,355	$5,165	$4,917
Noninterest Expenses
Salaries and employee benefits	$9,212	$8,229	$9,462	$8,717	$7,845
Occupancy expenses	613	666	663	691	598
Equipment expenses	451	462	442	437	401
Advertising and marketing expenses	295	191	209	317	152
Stationery and supplies	30	46	20	37	35
ATM network fees	326	327	324	327	332
Other real estate owned expense (gain), net	—	(5)	20	—	—
Loss on the sale of other real estate owned	—	—	51	—	—
Loss on sale of repossessed assets	—	39	169	—	—
FDIC assessment	169	227	200	172	254
Computer software expense	422	354	373	389	325
Bank franchise tax	530	481	388	388	381
Professional fees	551	604	723	493	641
Data processing fees	591	486	558	469	633
Other operating expenses	2,341	2,105	1,937	1,907	1,802
Total noninterest expenses	$15,531	$14,212	$15,539	$14,344	$13,399
Income before income taxes	$6,526	$4,658	$5,509	$6,908	$6,548
Income Tax Expense	1,545	918	1,175	1,324	1,278
Net income	$4,981	$3,740	$4,334	$5,584	$5,270
Earnings Per Share
Net income per common share, basic	$0.92	$0.69	$0.81	$1.04	$0.98
Net income per common share, diluted	$0.92	$0.69	$0.81	$1.04	$0.98

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$116,041	$1,255	4.34%	$122,130	$1,306	4.34%	$115,712	$1,260	4.37%
Total Securities	$116,041	$1,255	4.34%	$122,130	$1,306	4.34%	$115,712	$1,260	4.37%
Loans:
Taxable	$1,478,699	$21,675	5.88%	$1,434,955	$20,639	5.83%	$1,419,117	$20,309	5.74%
Non-accrual	15,113	—	—%	14,534	—	—%	16,337	—	—%
Tax-Exempt (1)	7,002	87	4.98%	7,448	94	5.12%	9,999	126	5.04%
Total Loans	$1,500,814	$21,762	5.82%	$1,456,937	$20,733	5.77%	$1,445,453	$20,435	5.67%
Federal funds sold and interest-bearing deposits in other banks	147,832	1,376	3.73%	198,084	1,807	3.70%	281,749	3,146	4.48%
Total earning assets	$1,764,687	$24,393	5.54%	$1,777,151	$23,846	5.44%	$1,842,914	$24,841	5.41%
Allowance for credit losses on loans	(17,761)			(15,695)			(15,439)
Total non-earning assets	103,429			105,767			105,484
Total assets	$1,850,355			$1,867,223			$1,932,959

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$313,794	$1,684	2.15%	$312,314	$1,667	2.16%	$303,498	$1,632	2.16%
Money market accounts	291,872	1,578	2.17%	286,953	1,515	2.14%	273,415	1,521	2.23%
Savings accounts	122,424	32	0.10%	122,622	33	0.11%	130,166	36	0.11%
Time deposits:
$250,000 and more	169,195	1,589	3.77%	172,241	1,646	3.88%	174,030	1,911	4.41%
Less than $250,000	247,613	2,167	3.51%	264,713	2,364	3.62%	310,108	3,163	4.09%
Total interest-bearing deposits	$1,144,898	$7,050	2.47%	$1,158,843	$7,225	2.53%	$1,191,217	$8,263	2.78%
Federal funds purchased	—	—	N/M	7	—	N/M	2	—	N/M
Federal Home Loan Bank advances	—	—	—%	28,444	344	4.90%	40,824	499	4.90%
Subordinated debt, net	29,602	355	4.81%	29,585	354	4.85%	29,535	355	4.82%
Total interest-bearing liabilities	$1,174,500	$7,405	2.53%	$1,216,879	$7,923	2.64%	$1,261,578	$9,117	2.90%
Noninterest-bearing liabilities:
Demand deposits	460,963			437,244			473,911
Other Liabilities	21,852			23,092			20,286
Total liabilities	$1,657,315			$1,677,215			$1,755,775
Shareholders' equity	193,040			190,008			177,184
Total liabilities and shareholders' equity	$1,850,355			$1,867,223			$1,932,959
Net interest income (1)		$16,988			$15,923			$15,724
Net interest spread			3.01%			2.80%			2.51%
Interest expense as a percent of average earning assets			1.68%			1.81%			1.98%
Net interest margin (1)			3.86%			3.63%			3.42%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

	Three Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
GAAP Financial Measurements:
Interest Income - Loans	$21,744	$20,713	$21,268	$20,722	$20,409
Interest Income - Securities and Other Interest-Earnings Assets	2,631	3,113	3,487	5,211	4,406
Interest Expense - Deposits	7,050	7,225	7,526	7,886	8,263
Interest Expense - Other Borrowings	355	698	848	848	854
Total Net Interest Income (GAAP)	$16,970	$15,903	$16,381	$17,199	$15,698
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$18	$20	$26	$25	$26
Total Tax Benefit on Tax-Exempt Interest Income	$18	$20	$26	$25	$26
Tax-Equivalent Net Interest Income (non-GAAP)	$16,988	$15,923	$16,407	$17,224	$15,724

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

	Three Months Ended
(Dollars in thousands)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Summary of Operating Results:
Noninterest expenses (GAAP)	$15,531	$14,212	$15,539	$14,344	$13,399
Less: Loss on other real estate owned	—	—	51	—	—
Less: Loss on sale of repossessed assets	—	39	169	—	—
Adjusted noninterest expenses (non-GAAP)	$15,531	$14,173	$15,319	$14,344	$13,399

Net interest income	16,970	15,903	16,381	17,199	15,698

Noninterest income (GAAP)	8,590	4,928	5,355	5,165	4,917
Add: Loss on the sale and disposal of premises and equipment	(4)	—	(1)	(2)	—
Less: Gain on the sale of other assets	3,486	—	—	—	—
Adjusted noninterest income (non-GAAP)	$5,108	$4,928	$5,356	$5,167	$4,917
Tax equivalent adjustment (1)	18	20	26	25	26
Total net interest income and noninterest income, adjusted (non-GAAP)	$22,096	$20,851	$21,763	$22,391	$20,641

Efficiency ratio	70.29%	67.97%	70.39%	64.06%	64.91%

(1) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

	Three Months Ended
(dollars in thousands except for per share data)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
GAAP Financial Measurements:
GAAP Net income	$4,981	$3,740	$4,334	$5,584	$5,270
Adjustments to net income:
(Gain) on sale of other assets	(3,486)	—	—	—	—
Tax effect of adjustments to net income	732	—	—	—	—
Non-GAAP Adjusted Net income	$2,227	$3,740	$4,334	$5,584	$5,270

GAAP Noninterest income	$8,590	$4,928	$5,355	$5,165	$4,917
Adjustments to noninterest income:
(Gain) on sale of other assets	(3,486)	—	—	—	—
Non-GAAP Adjusted Noninterest income	$5,104	$4,928	$5,355	$5,165	$4,917

Earnings per share, basic and diluted, GAAP	$0.92	$0.69	$0.81	$1.04	$0.98
Effect of adjustments to net income	(0.51)	—	—	—	—
Non-GAAP Adjusted Earnings per share, basic and diluted	$0.41	$0.69	$0.81	$1.04	$0.98

Annualized return on average equity, GAAP	10.35%	7.98%	9.18%	12.20%	11.93%
Effect of adjustments to net income	(5.72)%	—%	—%	—%	—%
Non-GAAP Adjusted Annualized return on average equity	4.63%	7.98%	9.18%	12.20%	11.93%

Annualized return on average assets, GAAP	1.08%	0.81%	0.91%	1.10%	1.09%
Effect of adjustments to net income	(0.60)%	—%	—%	—%	—%
Non-GAAP Adjusted Annualized return on average assets	0.48%	0.81%	0.91%	1.10%	1.09%